NEWS RELEASE

FOR IMMEDIATE RELEASE

October 18, 2007

CBD Media Holdings LLC Announces Completion of Tender Offers for the

9.25% Senior Notes Due 2012 co-issued by CBD Media Holdings LLC and CBD Holdings Finance, Inc. and the 8.625% Senior Subordinated Notes Due 2011 co-issued by CBD Media LLC and CBD Finance, Inc.

Cincinnati, Ohio – CBD Media Holdings LLC (the “Company”) announced today that it has completed its previously announced cash tender offers and related consent solicitations for any and all of the outstanding $100.0 million 9.25% Senior Notes Due 2012, CUSIP No. 12479YAB8 (the “Senior Notes”), co-issued by the Company and CBD Holdings Finance, Inc., and any and all of the outstanding $147.8 million 8.625% Senior Subordinated Notes Due 2011, CUSIP No. 12479WAB2 (the “Senior Subordinated Notes” and collectively with the Senior Notes, the “Notes”), co-issued by CBD Media LLC and CBD Finance, Inc.

A total of $100.0 million of the Senior Notes (representing 100% of the outstanding Senior Notes) and $147.8 million of the Senior Subordinated Notes (representing 100% of the outstanding Senior Subordinated Notes) were tendered prior to the expiration of the tender offers and related consent solicitations.  The Company has accepted for purchase all of the Senior Notes and all of the Senior Subordinated Notes tendered pursuant to the tender offers and related consent solicitations.

On September 24, 2007, in conjunction with receiving the requisite consents, each issuer of the Notes and HSBC Bank USA, National Association, as trustee, executed a supplemental indenture with respect to each of the indentures under which the Notes were issued effecting certain amendments that would, among other things, eliminate substantially all restrictive covenants and certain event of default provisions.  The supplemental indentures became operative upon the acceptance of the Notes for purchase.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders or consents with respect to any Notes.  The tender offers and related consent solicitations were made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated September 11, 2007.

The Company has retained Lehman Brothers to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the tender offers and consent solicitations.  Questions regarding the tender offers and related consent solicitations should be directed to Lehman Brothers at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

About Us

CBD Media Holdings LLC is the parent of CBD Media LLC, which is the exclusive directory publisher for “Cincinnati Bell”-branded yellow pages in the greater Cincinnati metropolitan area. In 2006, CBD Media LLC published 16 directories (including yellow pages, white pages and specialty directories) and distributed approximately 3.4 million copies of these directories to businesses and residences. CBD Media LLC also offers integrated internet-based yellow pages services to its consumers through the CincinnatiBellYellowPages.com web site.  CBD Media Holdings LLC is an indirect, wholly owned subsidiary of Local Insight Media, L.P.

Forward-looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial results.

For further information, contact:

John P. Schwing

(513) 397-7422